U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Goldfrank, III, Lionel
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   (Last)                           (First)             (Middle)

1120 Fifth Avenue
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                                    (Street)

New York, NY  10128
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Epigen, Inc.; Not Currently Trading
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


   04/01
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5.   If Amendment, Date of Original (Month/Year)

09/00
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          06/24/99       P               100,000     A      1.00     2,166,850       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/28/00       P               641,850     A       .01
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Common Stock                          06/28/00       P               300,000     A       .50
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Common Stock                          08/08/00       P               100,000     A      1.15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/26/00       P               125,000     A      1.15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          11/14/00       P        V      100,000     A      1.15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          01/09/01       P        V      100,000     A      1.15
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          02/14/01       P        V      100,000     A      1.15
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          04/03/01       P        V      600,000     A       .541
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                   5.                              7.                         ative     Deriv-   11.
                    sion                      Number of                       Title and Amount           Secur-    ative    Nature
                    or                        Derivative     6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.      Securities     Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-  Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action  or Disposed    Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code    of(D)          (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr. (Instr. 3,     ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)      4 and 5)       Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------  ------------   Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V   (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Series I Warrant    $2.00    11/14/00 P    V   100,000       11/14/00 08/31/03 Common    100,000 n/a      100,000   D
------------------------------------------------------------------------------------------------------------------------------------
Series H Warrant    $1.50    06/24/99 P        100,000       06/30/99 06/30/04 Common    100,000 n/a      100,000   D
------------------------------------------------------------------------------------------------------------------------------------
Series I Warrant    $2.00    08/08/00 P        100,000       08/14/00 08/31/03 Common    100,000 n/a      100,000   D
------------------------------------------------------------------------------------------------------------------------------------
Series I Warrant    $2.00    09/26/00 P        125,000       09/26/00 08/31/03 Common    125,000 n/a      125,000   D
------------------------------------------------------------------------------------------------------------------------------------
Series B Preferred
Stock               n/a      05/04/00 P         75,000       06/26/00 n/a      Common     75,000 $1.00     75,000   D
------------------------------------------------------------------------------------------------------------------------------------

*Common Stock
Acquisition Right   $0.541   04/03/01 P               200,000                  Common                           0
------------------------------------------------------------------------------------------------------------------------------------

Common Stock
Acquisition Right   $1.15    02/14/01 P    V          100,000                  Common
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*Common Stock
Acquisition Right   $0.541   04/03/01 P               400,000                  Common                           0
------------------------------------------------------------------------------------------------------------------------------------

**Right to Acquire
Series I Warrant    $2.00    04/03/01 P               200,000                  Common                           0
------------------------------------------------------------------------------------------------------------------------------------

Right to Acquire
Series I Warrant    $2.00    01/09/01 P    V          100,000                  Common
------------------------------------------------------------------------------------------------------------------------------------

**Right to Acquire
Common Stock
Purchase Warrant    $2.00    04/03/01 P               400,000                  Common                           0
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Series I Warrant    $2.00    01/09/01 P        100,000       01/09/01 08/31/03 Common    100,000 n/a      100,000   D
------------------------------------------------------------------------------------------------------------------------------------
Series I Warrant    $2.00    02/14/01 P    V   100,000       02/14/01 08/31/03 Common    100,000 n/a      100,000   D
------------------------------------------------------------------------------------------------------------------------------------

Series I Warrant    $2.00    04/03/01      V   600,000       04/03/01 08/31/03 Common    600,000 n/a      600,000   D
====================================================================================================================================
Explanation of Responses:

 *Exercised right to acquire Common Stock on same date as disposition.
**Exercised right to acquire Series I Warrant on the same date as disposition.



/s/:  Lionel Goldfrank, III                                     04/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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